Exhibit 10.41

FIRST AMENDMENT TO THE

CELLSTAR CORPORATION AMENDED AND RESTATED

ANNUAL INCENTIVE COMPENSATION PLAN

This First Amendment to the CellStar Corporation Amended and Restated Annual Incentive Compensation Plan is executed and delivered this 10th day of September, 2002 by CellStar Corporation, a Delaware corporation (the “Company”).

Recitals

A.     CellStar Corporation (the “Company”) sponsors the CellStar Corporation Amended and Restated Annual Incentive Compensation Plan (the “Plan”).

B.     Section 9.7 of the Plan authorizes the Company’s Board of Directors to amend the Plan without the approval of the Company’s stockholders under certain circumstances.

C.     The Company’s Board of Directors desires to amend the Plan in order to revise the definition of “Change of Control.”

Amendment

The definition of “Change of Control” contained in Article II of the Plan is hereby amended in its entirety to read as follows:

“Change of Control” means any of the following: (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (iii) approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the effective date of this Plan were directors or (y) become directors after the effective date of this Plan and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the effective date of this Plan or whose election or nomination for election was previously so approved; or (v) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7. To the extent that a Participant’s Employment Agreement differs from the Plan with respect to the meaning of “Change of Control,” if such Employment Agreement has been approved by the Compensation Committee of the Board of Directors, the definition included in such Employment Agreement shall govern.

* * * * *

IN WITNESS WHEREOF, the Company has caused this amendment to be executed as of the date first written above by its Chief Executive Officer and Secretary pursuant to prior action taken by the Committee.

CELLSTAR CORPORATION

By:	/s/ Terry S. Parker, President and CEO

Attest:

/s/ Elaine Flud Rodriguez
Elaine Flud Rodriguez, Senior Vice President, Secretary and General Counsel

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